ARTICLES OF INCORPORATION

OF

COMBINED COMMUNICATIONS'CORPORATION

          The undersigned, to form a corporation under Chapter 78 of the Nevada Revised Statutes, certifies that:

1. NAME:

The name of the corporation is:

COMBINED COMMUNICATIONS CORPORATION

2. OFFICE:

The principal office of the corporation
in the State of Nevada is to be located
at 530 South 4th Street, Las Vegas, Nevada 89101.

The corporation may also maintain an office or offices at such other places within or.
outside the State of Nevada, as it may from time to time determine desirable - Corporate business of every kind and nature may be conducted, and meetings of Directors and Stockholders held outside the State of Nevada, the same as in the State of Nevada.

3. PURPOSE:

The corporation is organized to engage in any lawful activity as shall be appropriate under the laws of the State of Nevada.

4. CAPITAL STOCK

The total authorized capital stock of the corporation shall consist of 500,000 shares of Common Stock, having a par value of $.01 er share.

5. DIRECTORS

The members of the governing board of the corporation shall be styled Directors and the number thereof shall not be less than the number of stockholders or three, whichever is less. The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of the corporation. Directors need not be shareholders, but shall be of full age and at least one shall be a citizen of the United
States. The initial Board of Directors shall consist of two (2),who shall hold office until successors are duly elected and qualified. The name and post office address of each member of the initial Board of Directors are as follows:

EVELYN C. KUEBLER 1091 Shadowridge Drive, 1117
Vista, California 92083

ROBERT W. KUEBLER 1091 Shadowridge Drive, #117
Vista, CA 92083


6. NON ASSESSABLE STOCK:


The capital stock of, the corporation
after the amount of the
subscription price or par, value, has been paid in money, property or services, as the Board of Directors shall determine, shall-not be subject to assessment to pay the debts of the
 corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed; and the Articles of Incorporation shall not be amended in this particular.

7. INCORPORATOR:

The name and address, of the Incorporator signing these Articles of Incorporation is as follows:

EVELYN C. KUEBLER
1091 Shadowridge Drive, 1117
Vista, California 92083

8. TERM:


The corporation shall have perpetual existence.

Executed this 11th day of February 1987.

Evelyn C. Kuebler

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